Putnam Tax Exempt Income Fund, September 30, 2014 annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows

72DD1

Class A		36,652
Class B		   276
Class C		 1,064
Class M		   238

72DD2

Class Y		 1,163

73A1

Class A		0.3422
Class B		0.2878
Class C		0.2748
Class M		0.3177

73A2

Class Y		0.3608

74U1

Class A		102,755
Class B		    854
Class C		  3,624
Class M		    743

74U2

Class Y		  4,376

74V1

Class A		8.80
Class B		8.80
Class C		8.81
Class M		8.82

74V2

Class Y		8.81

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.